Calculation of Filing Fee Tables
S-3
EQUINIX INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	3.250% Notes due 2031	457(r)	688,935,000		$ 685,497,214.00	0.0001531	$ 104,949.62
Fees to be Paid	2	Debt	3.625% Notes due 2034	457(r)	529,950,000		$ 528,116,373.00	0.0001531	$ 80,854.62
Fees to be Paid	3	Other	Guarantees of Equinix, Inc.	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,213,613,587.00		$ 185,804.24
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 185,804.24
Offering Note
[1]	The U.S. dollar amount to be registered is based on the Euro to U.S. dollar exchange rate of 1 Euro to 1.0599 U.S. dollars, which is the exchange rate as of noon, New York City time on November 12, 2024 on the Bloomberg page "BFIX."

[2]	The U.S. dollar amount to be registered is based on the Euro to U.S. dollar exchange rate of 1 Euro to 1.0599 U.S. dollars, which is the exchange rate as of noon, New York City time on November 12, 2024 on the Bloomberg page "BFIX."

[3]	Equinix, Inc. will fully and unconditionally guarantee the notes issued by Equinix Europe 2 Financing Corporation LLC. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,213,613,587.00. The prospectus is a final prospectus for the related offering.